                                                                     Exhibit 4.6

                            FOURTH AMENDMENT TO THE
                 INFORMATION AND REGISTRATION RIGHTS AGREEMENT

        This Fourth Amendment to the Information and Registration Rights Agreement, as amended (the "Amendment"), is made as of September 1, 1998, by and among Biosource Technologies, Inc., a California corporation ("Biosource"), and The Dow Chemical Company ("TDCC").

                                 R E C I T A L S

        A. Biosource and TDCC have entered into a Common Stock Warrant Agreement dated of even date herewith (the "Warrant Agreement") whereby Biosource has agreed to grant to TDCC a warrant to purchase Common Stock of Biosource (the "Warrant").

        B. Biosource and TDCC desire to provide for the rights of TDCC with respect to registration of the shares of the Common Stock purchased by TDCC pursuant to TDCC's exercise of the Warrant according to the terms of the Information and Registration Rights Agreement dated as of October 11, 1990, as amended by the Amendment to the Information and Registration Rights Agreement dated as of October 11, 1990, the Second Amendment to the Information and Registration Rights Agreement dated as of October 10, 1991 and the Third Amendment to the Information and Registration Rights Agreement dated as of March 20, 1998 (collectively, the "Agreement").

        C. Biosource and TDCC desire to amend the Agreement to grant to TDCC Registration rights in accordance with the Agreement with respect to the shares of Common Stock purchased by TDCC pursuant to the exercise of the Warrants purchased by TDCC pursuant to the Warrant Agreement.

        THE PARTIES AGREE AS FOLLOWS:

        1. Definitions. Unless otherwise indicated, the capitalized terms used in this Amendment without definition shall have the same meanings as set forth in the Agreement.

        2. Grant of Registration Rights. In accordance with Section 9 of the Agreement, TDCC shall be considered an Investor for purposes of the Agreement with respect to shares of Common Stock purchased by TDCC pursuant to exercise of the Warrant.

        3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the state of California applicable to contracts entered into and wholly to be performed within the state of California.

        5. Headings. The headings of the Sections of this Amendment are for convenience and shall not by themselves determine the interpretation of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BIOSOURCE TECHNOLOGIES, INC.             THE DOW CHEMICAL COMPANY



By: /s/ Robert L. Erwin                  By:
   ----------------------------------       ------------------------------------
   Robert L. Erwin, Chairman of the      Name:
   Board and Chief Executive Officer          ----------------------------------
                                         Title:
                                               ---------------------------------






             Signature Page for Fourth Amendment to the Information
                        and Registration Rights Agreement